Exhibit 99.(a)

KS BANCORP, INC

P.O. BOX 661

SMITHFIELD, NC 27577

PRESS RELEASE

Contact:	Harold T. Keen	Earl W. Worley, Jr
	President and Chief Executive Officer	Chief Financial Officer
	(919) 938-3101	(919) 938-3101

Smithfield, NC –April 23, 2004

KS Bancorp, Inc. (KSAV) Announces First Quarter 2004 Financial Results and Dividend.

KS Bancorp, Inc. today reported consolidated earnings of $251,000 ($0.21 per share-diluted) for the quarter ended March 31, 2004 compared to earnings for the same period in 2003 of $472,000 ($0.40 per share-diluted). This decrease in earnings is principally due to an increase in our expenses resulting primarily from occupancy and personnel expenses associated with the banks entry into the Smithfield, NC market.

Consolidated total assets increased by $5.5 million during the quarter ended March 31, 2004, from $201.5 million at December 31, 2003 to $207.0 million at March 31, 2004. The increase is primarily due to an increase in loans from $151.8 million to $157.5 million.

In addition to the earnings report issued today, KS Bancorp, Inc. announced the payment of a quarterly cash dividend of $0.16 per share for stockholders of record on April 22, 2004 with payment to be made on May 4, 2004.

KS Bancorp, Inc. is a Smithfield, North Carolina-based single bank holding company. KS Bank, Inc., a state-chartered savings bank, is KS Bancorp’s sole subsidiary. The Bank emphasizes being a community bank offering traditional banking products and services through its operation of seven full service branches located in Kenly, Selma, Clayton, Garner, Goldsboro, Wilson, and Smithfield, North Carolina.